Exhibit 10.11

Comfort Systems USA, Inc.

Executive Severance Policy

I. PURPOSE

The purpose of this Policy is to establish a severance program for senior level executives of Comfort Systems USA, Inc. (the “Company”) that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that senior level executive employees serve at the pleasure of the Company and are employed “at will” — meaning that the Company may terminate the employment relationship at any time for any reason (or no reason) without liability to the employee.

II. SCOPE

This Policy covers the following employees of the Company: (i) Chief Executive Officer; (ii) President; (iii) Chief Financial Officer; (iv) Chief Operating Officer; (v) Chief Accounting Officer; (vi) Chief Legal Officer or General Counsel; (vii) any Executive Vice President; or (viii) any employee who has ever been deemed a Section 16 officer for SEC reporting purposes; and such other employees as may be designated by the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company (each, a “Covered Executive”), and shall be applicable in the event that the Covered Executive’s employment is terminated by the Company other than for cause (a “Termination”).

No benefits described in this policy will be payable or made available to a Covered Executive until such Covered Executive (or, in the event of death, a representative of the Covered Executive’s heirs) executes a full and complete waiver and release of claims in a form acceptable to the Company.  The Company and Covered Executive are sometimes referred to herein collectively as the “Parties”.

III. ADMINISTRATION

The administration of this Policy is the responsibility of the Compensation Committee, which has final and binding authority to administer the plan in its discretion and in accordance with its stated terms. The Compensation Committee may delegate any administrative duties, including without limitation, duties with respect to the processing, review, investigation and approval and payment of severance benefits hereunder, to designated individuals or committees.

IV.  SEVERANCE PAY

In the event of the Termination of the Covered Executive, other than by reason of death or disability, the Covered Executive will receive a lump sum payment (the “Separation Allowance Benefits”) equal to (i) the sum of the Covered Executive’s current base salary plus Bonus (“Bonus” being the average of the prior three years’ bonuses paid to Employee or the current annual incentive bonus payable determined following completion of the annual bonus period pursuant to the goals and objectives established for such bonus, whichever is greater) times (ii) the applicable multiplier set forth below:

(a)                                  Two times (2X), if the Covered Executive is the Chief Executive Officer or President of the Company;

(b)                                 One and one-half times (1.5X), if the Covered Executive is the Chief Financial Officer, the Chief Operating Officer, or an Executive Vice President of the Company;

(c)                                  One Times (1X), if the Covered Executive is the Chief Accounting Officer, Chief Legal Officer or General Counsel of the Company; and

(d)                                 One-half times (.5X), if the Covered Executive is not named in Subparts IV.(a), IV.(b), IV.(c) above, and not otherwise designated by the Compensation Committee as entitled to severance based on a different multiplier.

In the event of a termination of the Covered Executive by reason of death or disability, the Covered Executive will receive a lump sum payment equal to one times (1X) the Covered Executive’s current base salary, reduced by the amount, if any, of benefits payable under any life or disability insurance policies to the extent such policies are procured and paid for by the Company.  A Covered Executive’s Termination will be treated as occurring by reason of disability if it results from the Covered Executive’s having been absent from full-time duties for four (4) consecutive months and being unable to resume full-time duties after thirty (30) days notice, or from an impairment of the health of the Covered Executive that makes the continued performance of duties hazardous to the physical or mental health of the Covered Executive, as determined by a qualified doctor with the concurrence of a qualified doctor selected by the Company and reasonably acceptable to the Covered Executive’s doctor.

V. BENEFITS CONTINUATION

Health Insurance and Welfare Benefits

In the event of Termination of a Covered Executive, the Covered Executive and his or her eligible dependents covered by the Company’s health and dental plans at the time of Termination may elect to continue his or her health and dental coverage pursuant and subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If the Covered Executive or an eligible dependent elects to continue his or her coverage pursuant to COBRA, the Company shall (except in the case of a Termination by reason of death or disability) reimburse the Covered Executive for premiums charged for COBRA coverage for up to 12 months following the date of Termination (the “Severance Period”).  However, in no event will the Company reimburse the Covered Executive if the Covered Executive or his or her eligible dependents cease to be eligible for continued coverage under COBRA or become eligible to participate in another employee benefit plan providing health benefits.

Participation in any other Company benefits ends on the last day of active employment, including the Covered Executive’s participation in any of the following, to the extent applicable: life insurance, accidental death and dismemberment insurance, business travel accident insurance, short-term and long-term disability insurance, payment for vehicle leases, payment of club dues, payment of relocation expenses, and payment of credit card fees.

Information regarding conversion privileges or portability of any of the foregoing benefits will be communicated at the time of separation.

Vacation

No additional vacation will be earned during the Severance Period.

Long-Term Incentive Plans

In the event of the Covered Executive’s Termination, the terms of the Company’s equity incentive plans and the specific provisions of any award agreement related thereto shall govern awards granted to the Covered Executive.

Other Provisions

In addition to salary and benefit continuations as provided above, outplacement services will be made available (except in the case of the Covered Employee’s disability) at the Company’s expense, not to exceed $50,000.

VI. TIMING OF PAYMENTS

The Separation Allowance Benefits shall be paid in a lump sum as soon as practicable after the Covered Executive signs and returns the release form required in Section II above, or, in the case of an amount determiend with reference to the annual bonus for the year of termination, as soon as practicable after such bonus is determined, if later.   Notwithstanding the foregoing, if at the time of the Covered Executive’s separation from service with the Company the Covered Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its reasonable discretion, and that would (but for this sentence) be payable to the Covered Executive within the six months immediately following the date of such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months (or, if earlier, the date of the Covered Executive’s death).  For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

VII. NO DUPLICATION OF SEVERANCE RIGHTS

To the extent any Covered Executive is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, the benefits hereunder, which are not intended to duplicate such benefits, shall be reduced automatically to avoid any such duplication. The determination of the reduction is the responsibility of the Compensation Committee, whose decision will be final and binding on both the Company and the Covered Executive.

VIII.  AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate this Policy in part or in whole, with respect to any or all Covered Executives, provided that any such action that would materially decrease the benefits to which a Covered Executive would have been entitled under the Policy as in effect prior to such action shall not take effect prior to 60 days following delivery of written notice to the Covered Executive.  Any dispute or controversy arising in connection with any such action that is not resolved within 30 days following delivery of such written notice may be submitted for resolution in accordance with Section IX below.

IX.  ARBITRATION

Any unresolved dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, provided that Covered Executive shall comply with the Company’s grievance procedures in an effort to resolve such dispute or controversy before resorting to arbitration, and provided further that the Parties may agree to use arbitrators other than those provided by the AAA.  The arbitrators shall not have the authority to add to, detract from, or modify any provision of this Policy nor to award punitive damages to any injured party.  The arbitrators shall have the authority to order severance compensation, vesting of options or restricted stock (or cash compensation in lieu of vesting of options or restricted stock), reimbursement of costs, including those incurred to enforce this Policy, and interest thereon.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be borne by the Company.